AMENDMENT TO EQUITY FINANCING AGREEMENT

THIS AMENDMENT TO EQUITY FINANCING AGREEMENT (the Amendment”) is entered into on April 19, 2019 by and between DSG Global, Inc., a Nevada corporation (“DSGT”) and GHS Investments, LLC, a Nevada limited liability company (“GHS). Each party to this Amendment is referred to herein as a “Party,” and collectively as the “Parties.”

WHEREAS, On July 27, 2017, DSGT and GHS entered into an Equity Financing Agreement (the “EFA”) whereby GHS agreed to invest up to $7,000,000 (the “Commitment Amount”) in DSGT from time to time over the course of twenty-four (24) months after an effective registration of the underlying shares (the “Open Period”);

WHEREAS, GHS has not invested the full Commitment Amount under the EFA and the Parties desire to extend the Open Period to enable GHS to invest additional funds under the EFA;

WHEREAS, the terms of the EFA limit the amount DSGT may request from GHS to no greater than $250,000 and the Parties desire to increase the amount DSGT may request from GHS under the EFA;

WHEREAS, with the exception of the definitions of “Open Period” and “Put Amount” in Section 1 of the EFA, all other provisions of the EFA shall remain unchanged.

NOW THEREFORE in consideration of the mutual covenants and conditions herein contained, the receipt and sufficiency of which consideration is hereby acknowledged by all Parties, the Parties have agreed and do hereby agree as follows:

1. Amendments.

The Following definitions in Section 1 of the EFA shall be amended in their entirety to read:

“Open Period” shall mean the period beginning on and including the Trading Day immediately following the Effective Date and ending on the earlier of (i) the date which is forty-eight (48) months from the Effective Date; or (ii) termination of the Agreement in accordance with Section 8.

“Put Amount” shall mean the total dollar amount requested by the Company pursuant to an applicable Put. The timing and amounts of each Put shall be at the discretion of the Company. The maximum dollar amount of each Put will not exceed two hundred percent (200%) of the average of the daily trading dollar volume for the Company’s Common Stock during the ten (10) trading days preceding the Put Date. No Put will be made in an amount greater than five hundred thousand dollars ($500,000). Puts are further limited to the Investor owning no more than 9.99% of the outstanding stock of the Company at any given time.

2. No Other Changes. Other than as specifically set out herein, all other provisions of the EFA shall remain unchanged and in full force and effect.

3. Counterpart Execution. This Amendment may be signed and sent by fax or pdf and in counterpart, and each copy so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Amendment to Equity Financing Agreement as of the day and year first above written.

DSG Global, Inc.	GHS Investments, LLC

/s/ Bob Silzer	/s/ Sarfraz Hajee
Bob Silzer, CEO	Sarfraz Hajee, Manager